Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan Executive Vice President, Chief Financial Officer (518) 452-1242 ext. 7400
THE MWW GROUP
Contact:	Rich Tauberman (rtauberman@mww.com) (201) 507-9500

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2004 RESULTS

Total Sales Increase 12%

Albany, NY, August 12, 2004 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales of $277.2 million in the second quarter ended July 31, 2004, an increase of 12% over last year’s $246.7 million for the same period.  Comparable store sales for the quarter increased 3%.

“We continue to see positive results due to our merchandising and marketing initiatives which led to our fourth consecutive quarter of comparable sales growth.  Despite a general softening in the retail sector, we are particularly pleased to achieve gains in comparable store sales in the music category,” commented Robert J. Higgins, Trans World’s Chairman and Chief Executive Officer.  “Additionally, during the quarter, we completed the repurchase of 1.7 million shares under our stock repurchase program. We continue to feel our stock is attractive for buy-back at current market levels.”

For the second quarter of 2004, net income was $9.3 million, or $0.25 per diluted share, compared to a net loss of $2.9 million, or $0.08 per diluted share, in the second quarter of 2003.  Net income for the second quarter of 2004 includes an income tax benefit of $10.5 million or $0.28 per diluted share.  As previously announced, the benefit is the result of closing a federal income tax examination, including all matters not previously settled in relation to Company Owned Life Insurance (“COLI”) policies, which were part of Trans World’s acquisition of Camelot Music in 1999.  Net income for the second quarter of 2004 also includes an extraordinary gain (net of income taxes) of $2.2 million or $0.06 per diluted share as a result of the adjustment of purchase accounting relating to the acquisition of Wherehouse stores in the third fiscal quarter of 2003.  Net loss for the second quarter of 2003 included an income tax benefit of $2.1 million, or $0.05 per share, arising from a settlement with the IRS relating to tax years ending before 1994.

Excluding the income tax benefits in both periods, the net loss before extraordinary gain for the second quarter of 2004 was $3.4 million, or $0.10 per diluted share compared to a net loss of $5.0 million, or $0.13 per diluted share for the same period last year.  The gross profit rate for the quarter decreased to 37.2% from 39.1% last year.  SG&A as a percentage of sales was 36.2% versus 38.4% last year.

Mr. Higgins concluded, “We anticipate several new releases in both the music and video categories to further drive sales in the third and fourth quarters. We expect low, single-digit increases in comparable store sales for the back half of the year and remain comfortable with our previously provided annual guidance of $0.93 to $0.98 earnings per share.”

Sales for the twenty-six week period ended July 31, 2004 were $581.7 million, compared to $520.1 million for the same period last year. Net income for the twenty-six week period was $11.7 million or $0.32 per diluted share compared to a net loss of $8.0 million or $0.21 per diluted share in the comparable period last year.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates over 850 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com and www.wherehouse.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 31, 2004	% to Sales	Aug 2, 2003	% to Sales	July 31, 2004	% to Sales	Aug 2, 2003	% to Sales

Sales	$277.2		$246.7		$581.7		$520.1

Cost of sales	174.2	62.8%	150.2	60.9%	365.4	62.8%	326.0	62.7%
Gross profit	103.0	37.2%	96.5	39.1%	216.3	37.2%	194.1	37.3%

Selling, general and administrative expenses	100.5	36.2%	94.8	38.4%	201.6	34.7%	190.9	36.7%

Depreciation and amortization	8.4	3.1%	9.8	4.0%	17.0	2.9%	19.7	3.8%
Loss from operations	(5.9)	-2.1%	(8.1)	-3.3%	(2.4)	-0.4%	(16.5)	-3.2%

Interest expense	0.4	0.1%	0.3	0.1%	0.7	0.1%	0.5	0.1%

Loss before income taxes and extraordinary gain - unallocated negative goodwill	(6.3)	-2.2%	(8.4)	-3.4%	(3.1)	-0.5%	(17.0)	-3.3%
Income tax benefit	(13.4)	-4.8%	(5.5)	-2.2%	(12.1)	-2.1%	(9.0)	-1.7%

Income (loss) before extraordinary gain - unallocated negative goodwill	$7.1	2.6%	$(2.9)	-1.2%	$9.1	1.6%	$(8.0)	-1.6%
Extraordinary gain - unallocated negative goodwill, net of income taxes	$2.2	0.8%	$—	0.0%	$2.6	0.4%	$—	0.0%

NET INCOME (LOSS)	$9.3	3.4%	$(2.9)	-1.2%	$11.7	2.0%	$(8.0)	-1.6%

Basic income (loss) per common share:
Income (loss) per share before extraordinary gain - unallocated negative goodwill	$0.20	$(0.08)	$0.26	$(0.21)

Extraordinary gain - unallocated negative goodwill, net of income taxes	$0.06	$—	$0.07	$—

Basic income (loss) per share	$0.26	$(0.08)	$0.33	$(0.21)

Weighted average number of common shares outstanding - basic	35.1	38.0	35.5	38.4

Diluted income (loss) per common share:
Income (loss) per share before extraordinary gain - unallocated negative goodwill	$0.19	$(0.08)	$0.24	$(0.21)

Extraordinary gain - unallocated negative goodwill, net of income taxes	$0.06	$—	$0.07	$—

Diluted income (loss) per share	$0.25	$(0.08)	$0.31	$(0.21)

Weighted average number of common shares outstanding -diluted	36.9	38.0	37.2	38.4

SELECTED BALANCE SHEET CAPTIONS:

(in millions, except store data)

Cash and cash equivalents	$39.9	$44.9
Merchandise inventory	422.2	371.4
Fixed assets (net)	122.8	140.3
Accounts payable	196.5	189.0
Long-term debt, less current portion	12.5	7.7

Stores in operation	853	826